Exhibit 99.2

The Bancorp, Inc. Reports First Quarter 2009 Results

Wilmington, De – April 27, 2009 - The Bancorp, Inc. (“Bancorp”) (Nasdaq: TBBK), a financial holding company, today reported results for the quarter ended March 31, 2009.

First Quarter 2009 financial highlights:

•	Transaction deposit accounts increased 62% over the first quarter of 2008 and 18% over December 31, 2008 to $1.3 billion

•	Transaction deposit accounts were 91% of total deposits at March 31, 2009

•	Health Savings Account (HSA) deposits increased to $261.9 million, a 23.9% increase from December 31, 2008 and a 91.8% increase from March 31, 2008

•	Loans increased 1.5% to $1.47 billion from December 31, 2008

•	The allowance for loan and lease losses to total loans increased to 1.29% at March 31, 2009 from 0.83% at March 31, 2008

Financial Results

Bancorp reported a net income available to common shareholders for the three months ended March 31, 2009 of $363,000, or earnings per share – diluted of $0.03, after preferred dividends and accretion of $847,000, based on 14,563,919 diluted shares, compared to net income available to common shareholders of $2.8 million, or $0.19 diluted earnings per share, after preferred dividends and accretion of $17,000, based on 14,669,003 diluted shares, for the three months ended March 31, 2008.

Balance Sheet Summary

At March 31, 2009, Bancorp’s total assets were $1.77 billion, a decrease of $25.3 million or 1.4% from December 31, 2008. Loans grew to $1.47 billion, an increase of $22.2 million or 1.5% from those of December 31, 2008, and deposits decreased to $1.48 billion, a decrease of $43.4 million or 2.9%, from deposits at December 31, 2008. Total common shares outstanding were 14,563,919 at March 31, 2009 and December 31, 2008 respectively.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp’s Quarterly Earnings Conference Call at 9:00 AM EDT on Tuesday, April 28, 2009 by clicking on the webcast link on Bancorp’s homepage at www.thebancorp.com. The conference call may also be listened to by dialing 866.730.5762 using access code 48067260. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp’s investor relations website and telephonically until Tuesday, May 5, 2009 by dialing 888.286.8010, access code 71976011.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank’s regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended
	March 31, 2009	March 31, 2008	December 31, 2008
	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$14,916	$12,896	$14,905
Provision for loan and lease losses	3,000	1,350	3,700
Non-interest income	3,329	3,476	3,111
Other than temporary impairment of investment securities	—	—	(11,611)
Impairment of goodwill	—	—	51,888
Non-interest expense	13,254	10,362	12,254

Net income (loss) before income tax expense	1,991	4,660	(61,437)
Income tax expense (benefit)	781	1,833	(20,242)

Net income (loss)	1,210	2,827	(41,195)
Less preferred stock dividends and accretion	(847)	(17)	(202)
Income allocated to Series A preferred shareholders	—	(21)	—

Net income (loss) available to common shareholders	$363	$2,789	$(41,397)

Basic earnings (loss) per share	$0.03	$0.19	$(2.84)

Diluted earnings (loss) per share	$0.03	$0.19	$(2.84)

Weighted average shares - basic	14,563,919	14,561,640	14,563,919
Weighted average shares - diluted	14,563,919	14,669,003	14,563,919

	March 31, 2009	December 31, 2008	September 30, 2008	March 31, 2008
Condensed balance sheet
Assets
Federal funds sold	$18,114	$87,729	$36,485	$45,714
Investment securities	109,580	106,458	116,106	127,962
Loans	1,471,556	1,449,349	1,469,615	1,362,653
Allowance for loan and lease losses	(18,977)	(17,361)	(15,468)	(11,328)
Other assets	186,799	166,200	174,204	122,453

Total assets	$1,767,072	$1,792,375	$1,780,942	$1,647,454

Liabilities and shareholders’ equity
Transaction accounts	$1,345,398	$1,144,515	$1,069,945	$829,611
Time deposits	136,526	380,847	389,184	425,159

Total deposits	1,481,924	1,525,362	1,459,129	1,254,770

Short-term borrowings	89,364	70,419	131,499	192,658
Subordinated debt	13,401	13,401	13,401	13,401
Other liabilities	1,221	2,790	4,149	6,437
Shareholders’ equity	181,162	180,403	172,764	180,188

Total liabilities and shareholders’ equity	$1,767,072	$1,792,375	$1,780,942	$1,647,454

	First quarter average 2009	Fourth quarter average 2008	Third quarter average 2008	First quarter average 2008
Average condensed balance sheet
Assets
Federal funds sold	$98,215	$37,634	$82,984	$28,708
Investment securities	109,761	116,816	115,814	122,161
Loans	1,457,084	1,460,204	1,444,000	1,330,566
Allowance for loan and lease losses	(17,878)	(15,853)	(14,808)	(10,928)
Other assets	169,816	178,834	164,891	124,654

Total assets	$1,816,998	$1,777,635	$1,792,881	$1,595,161

Liabilities and shareholders’ equity
Transaction accounts	$1,378,343	$1,050,658	$961,358	$886,567
Time deposits	216,494	397,009	554,142	392,594

Total deposits	1,594,837	1,447,667	1,515,500	1,279,161
Short-term borrowings	26,719	125,596	84,599	122,083
Other borrowings	13,401	13,401	13,401	13,004
Other liabilities	1,454	7,090	5,842	3,515
Shareholders’ equity	180,587	183,881	173,539	177,398

Total liabilities and shareholders’ equity	$1,816,998	$1,777,635	$1,792,881	$1,595,161

	March 31, 2009 Amount	December 31, 2008 Amount	September 30, 2008 Amount	March 31, 2008 Amount
Loan Portfolio
Commercial	$348,765	$353,219	$354,575	$324,824
Commercial mortgage	506,337	488,986	478,534	419,764
Construction	309,411	305,889	332,091	348,133

Total commercial loans	1,164,513	1,148,094	1,165,200	1,092,721
Direct financing leases	83,326	85,092	87,710	87,772
Residential mortgage	60,282	57,636	63,472	48,764
Consumer loans and others	161,945	157,446	151,876	132,671

	1,470,066	1,448,268	1,468,258	1,361,928
Unamortized costs (fees)	1,490	1,081	1,357	725

Total loans, net of unamortized fees and costs	$1,471,556	$1,449,349	$1,469,615	$1,362,653

Supplemental loan data :
Construction 1-4 family	$159,148	$163,718	$158,310	$177,843
Construction commercial, acquisition and development	150,263	142,171	173,781	170,290

	$309,411	$305,889	$332,091	$348,133

	March 31, 2009	March 31, 2008
Selected operating ratios
Return on average assets	0.27%	0.71%
Return on average equity	2.68%	6.37%
Net interest margin	3.58%	3.45%
Efficiency ratio	72.64%	63.29%
Book value per share (1)	$9.27	$12.28

(1)	Excludes Series B Preferred Shares

	March 31, 2009	December 31, 2008	September 30, 2008	March 31, 2008
Asset quality ratios
Nonperforming loans to total loans	1.72%	0.88%	0.95%	0.70%
Nonperforming assets to total assets	1.69%	0.97%	0.78%	0.58%
Allowance for loan and lease losses to total loans	1.29%	1.20%	1.05%	0.83%
Nonaccrual loans	$11,949	$8,729	$13,637	$8,488
Loans 90 days past due still accruing interest	$13,362	$4,055	$331	$985
Other real estate owned	$4,600	$4,600	$—	$—